Mail Stop 3561

 							November 3, 2005

Mr. Barry Bilmes
Chief Financial Officer
99 Cent Stuff Inc.
1801 Clint Moore Road
Suite 205
Boca Raton, FL  33487

	Re:	99 Cent Stuff Inc.
		Form 10-K for Fiscal Year Ended December 31, 2004
		Filed March 31, 2005
Forms 10-Q for Fiscal Quarters
Ended March 31, 2005 and June 30, 2005
		File No. 0-50581

Dear Mr. Bilmes:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								George F. Ohsiek, Jr.
      Branch Chief